SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                        ________________________________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported) May 14, 1998
                                                           ------------

                        General DataComm Industries, Inc.
                        ---------------------------------
               (Exact Name of Registrant as Specified in Charter)


             Delaware                     1-8086               06-0853856
    ----------------------------    ----------------------   --------------
   (State or Other Jurisdiction of (Commission File Number)  (IRS Employer
     Incorporation)                                          Identification No.)


                       Middlebury, Connecticut 06762-1299
                       ----------------------------------
               (Address of Principal Executive Offices) (Zip Code)


        Registrant's telephone number, including area code (203) 574-1118
                                                           --------------



                                       N/A
           ------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events

On May 14, 1999, General DataComm Industries, Inc. (the "Company") entered into a new three-year $40.0 million loan and security agreement (the "New Loan Agreement") with Foothill Capital Corporation to provide additional funds for operations and replace the Company's existing bank group.

Under the provisions of this New Loan Agreement, the Company's cash availability would have increased by approximately $11.0 million (less related closing costs incurred) as of March 31, 1999. Under the New Loan Agreement, term loan and revolver borrowing availability would have approximated $15.0 million and $25.0 million, respectively, as of March 31, 1999, representing total availability of $40.0 million. Under the previous loan agreement, such availability amounted to $9.2 million and $19.9 million, respectively, or $29.1 million at March 31, 1999.

The New Loan Agreement is comprised of $15.0 million in term loans and a $25.0 million (maximum value) revolving line of credit. The term loans will bear interest at an annual rate of 12.5% during the first year, 13.0% in the second year and 14.0% thereafter, payable monthly. Commencing in June 2000, monthly principal payments in the amount of $312,000 become payable, and the term loans are due and payable in full upon termination of the New Loan Agreement. A portion of the term loans is convertible into the Company's common stock at a conversion price of $5.00 per share, or a maximum of 600,000 shares.

Under the revolving line of credit portion of the New Loan Agreement, availability is subject to satisfying a borrowing base formula related to levels of certain accounts receivable and inventories and the satisfaction of other financial covenants. Most assets of the Company, including accounts receivable, inventories and property, plant and equipment are pledged as collateral. Interest on revolver borrowings is payable monthly at the greater of prime plus 0.625% or 7.0% per annum.

Financial covenants of the New Loan Agreement require that the Company;s reported stockholders; equity, excluding the impact of any foreign currency translation adjustments occurring subsequent to March 31, 1999, equal or exceed $18.1 million (such stockholders' equity, as defined, amounted to $33.1 million at March 31, 1999). Separately, annual capital expenditures of $12.0 million are authorized under the New Loan Agreement.

Foregoing is a summary of certain terms of the New Loan Agreement and reference is made to the entire agreement, filed with this report as an Exhibit, for the full terms thereof.

Item 7.  Financial Statements, Proforma Financial Information and Exhibits

           (c)  Exhibits.

              10. Loan and Security Agreement between General DataComm Industries, Inc., et al., and Foothill Capital Corporation dated as of May 14, 1999.

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




                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           General DataComm Industries, Inc.
                                                     (Registrant)


                                           By: /S/ WILIAM G. HENRY
                                              --------------------
                                               William G. Henry
                                               Vice President, Finance and
                                               Principal Financial Officer



Dated:  May 27, 1999
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